Exhibit 10.6

Marketing Services Agreement

This Marketing Services Agreement (the “Agreement”) is entered into and is effective this 23 day of August 2005 by and between Bio-Matrix Scientific Group, Inc., a Delaware corporation with principal offices at 1010 University Avenue, Suite 40, San Diego, California 92108 (the “Company”), and Cord Blood America, Inc., a Florida corporation with principal offices at 9000 Sunset Boulevard, Suite 400, Los Angeles, California 90069 (“Marketer”).  The term “Parties,” as used in this Agreement, shall jointly refer to the Company and Marketer.

WHEREAS:

A.
The Company seeks to retain Marketer to provide certain marketing services on a non-exclusive basis and represent the Company and its products within the territory described and listed in Section 10.00 of this Agreement (the “Territory”) as more particularly set forth in this Agreement.

B.	The Marketer is willing to provide product marketing services to the Company on a non-exclusive basis within the Territory as more particularly set forth in this Agreement.

C.
The Company has provided requested access of information of Company’s products and services such that Marketer warrants and represents that it has had a sufficient opportunity to review and evaluate the Company and understand the Company’s products and services.

D.
The Marketer acknowledges and agrees that it is in the business of providing the same or similar services to others who are in the same or a similar business as the Company and thereby Marketer understands applicable state and federal laws in connection with the services rendered to the Company under this Agreement.

E.
The Company and Marketer, subject to the terms and conditions of this Agreement, hereby terminate all obligations that each party has or may have under any prior or contemporaneous oral or written understandings and each hereby enters into this Agreement.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00  Marketing Services to the Company. In consideration of the fees earned and received by Marketer as set forth in Section 2.00 of this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Marketer shall provide, at its sole expense, the following services (the “Marketing Services”) to the Company during the term of this Agreement:

1.01  Marketing Services.  Marketer shall, on a non-exclusive basis, market the Company’s services and promote the sale of the Company’s products and services within the Territory, consistent with accepted industry practices.  The Parties further agree that the Company shall retain the right, but not the obligation, to employ and direct its own sales and marketing staff to offer and sell the same or similar products and services within the Territory except that Marketer shall have an exclusive right, for a period not to exceed _six months, to market and sell and the Company’s products and services to such potential customers  within the Territory that Marketer shall identify by written notice (the “Notice”) to the Company within fifteen (15) days from the date of notification from Company that they will be employing and directing own sales efforts.  The Parties agree that the Notice shall be delivered to the Company, via First Class U.S. Mail, postage prepaid to the Company’s address shown on the first page of this Agreement. Exclusivity of contract may be terminated with a 30 day written notice by either party – fax notice is acceptable.

1.02  Coordination of Marketing Efforts.   The Marketer agrees that throughout the term of this Agreement, it shall review with the Company all current proposed marketing and promotion efforts, sales and marketing strategies, customer lists (with the names and addresses of each customer, amount purchased by each customer during each quarterly period, and the specific amount and identity of products sold to each customer), marketing and sales trends, and related information that Marketer collects or obtains, from time to time, as will allow the Company to reasonably assess and evaluate the efforts of Marketer and the efforts of the Company  in connection with the sale of the Company’s products and services.   The Marketer shall provide theCompany, at no cost or expense to the Company, with a written copy of all information and documents listed or described in this first sentence of this Section 1.03 within ten (10) business days from the date that Marketer receives a written request from the Company.  The Parties agree that the scope of the obligations imposed on the Marketer under this Section 1.03 shall be broadly construed to accomplish the purposes of this Agreement.  In the event the Company decides to employ and direct its own sales and marketing efforts, the Company will provide customer lists to Marketer under the same timelines and conditions as described in this Section 1.03 for Marketer.

1.03  Control of Services by the Company.  The Parties agree that the Company shall, at all times, retain the right to limit or restrict the scope and extent of the marketing efforts that may be undertaken by Marketer so as to ensure that the Company and its products are not cast in an adverse light or otherwise would result in the Company in incurring injury to its reputation or any adverse publicity.  The Parties agree that all marketing and promotional materials and the activities to be employed by Marketer (collectively, the “Promotional Efforts”) shall be undertaken by Marketer only upon Marketer’s prior written receipt of the Company’s approval in advance of all Promotional Efforts described in this Agreement.

1.04 Determination & Selection of Products/Services.  The Parties agree that the Company shall have the sole and exclusive right to select and determine, in regards to stem cells from fatty tissue the form, nature, and extent of all products and services marketed by Marketer.

1.05 Quality.  Marketer shall perform all work under this Agreement in a professional and workmanlike manner and in conformity with the quality standards mutually established from time to time by the Parties hereto.

a.
2.00 Compensation to Marketer. Invoicing, Payment and Collection: CBA will invoice and manage all receivables of Bio-Matrix Services directly with customers procured by CBA.  In turn, CBA will pay Bio-Matrix directly for Services executed in the enrollment. Funds collected will be placed in separate account for mutual disbursement to Bio-Matrix, Inc. and CBA based on the successful collections completed each week.  Bio-Matrix will invoice and manage all receivables for the storage of stem cells.  In consideration of the services provided by Marketer as set forth in Section 1.00 of this Agreement, the Company agrees that it the Marketer will retain 40% of the funds collected on the Marketer’s sales revenues (“Sales Revenues”) generated through the efforts of Marketer within the Territory during the term of this Agreement provided that, in each instance, Marketer initiated and completed the sale efforts to any customer (the “Customer”) that reasonably resulted in said sales revenues (the “Sales Commission”). The difference of collected revenues less 40% is to be paid to the Company within thirty (30) days after the date at which the Marketer receives and collects payment due on account of said Sales Revenues except that, in the event that the Marketer is required to deduct, refund, or return any monies previously received from any customer on any Sales Revenues (due to claim of defect or other claim made by any such Customer) for which a Net Proceed had been previously paid or due to Company, the Marketer shall have the right, upon written notice to Company (with an explanation and description of the facts and circumstances relating to the Customer and the claim for refund) to deduct the amount of any said refund or return of monies from the amount that may be due or payable to Company.  In the event that one or more Customers of Marketer make or assert repeated claims for deductions, refunds, or return of monies paid, the Company shall have the right, in its sole discretion and after reasonable written notice to Marketer, refuse to sell its products and services to said Customer.

2.           Commission.

a.
Amount of Commission.  CBA will  earn  a commission of 40% of the gross revenue for the collection charges for Bio-Matrix Services collected pursuant to each executed enrollment form for the Service in the Territory during the term hereof for which Bio-Matrix determines, in its sole discretion, that CBA was the procuring cause.

b.
Payment Procedure.  All commissions due under the section “Amount of Commission” will be paid to CBA from the proceeds collected from successfully completed collections as outlined in Section 2.0. With regard to any monies received by either party all taxes, fees or other levies that may be levied by any governmental authority shall be solely the responsibility of  that party. In the event that a collection is unsuccessful and requires a refund to the client both Bio-Matrix and CBA will forego their fees for that collection to fund the refund. Commissions will not be earned and due until the client has started the stem collection process.

c.
Commission Rate in Accordance with Laws.  Notwithstanding any other provision of this Agreement, Bio-Matrix's obligation to make payment is expressly subject to such payment not violating any applicable law or public policy of the Territory.  Under no circumstances shall Bio-Matrix have an obligation to pay CBA any amount higher than the amount, if any, permitted under such laws, rules, regulations or public policies.

3.00 Marketing Support Efforts.  The Company shall have the right to establish and control the marketing and sales efforts of the Company’s products and services and Marketer agrees to cooperate with the Company in all said efforts.

4.00  Recordkeeping RE: Net Sales & Inspection Rights.   The Parties hereto further agree that Marketer shall keep and maintain written records (the “Records”) related to the calculation and determination of the amount of sales revenues it generates during the term of this Agreement.  All Records shall be maintained with such detail as the Company deems appropriate so as to allow the Company or its authorized representative to confirm the accuracy of Marketer’s determination of amounts marketed and sold by Marketer under this Agreement.  All Records shall be maintained for a period of two (2) calendar years from the calendar year in which said calculations and determinations were made.  At the Company’s request, Marketer shall permit the Company, or its designated representative, the right to inspect, examine and photocopy, all Records upon reasonable advance notice and during the regular business hours of Marketer.  Company shall assume and pay all costs relating to the photocopying of said Records.

5.00  Terms and Definitions.  For purposes of this Agreement, the Parties agree that the following terms and definitions shall apply:

6.00  Marketer’s Customer.  “Marketer’s Customer” is defined as being any person or entity  for whom sales revenues were initially developed or initiated by Marketer and for whom Marketer initiated and generated sales revenues for the Company by the Marketer during the term of this Agreement.

7.00  Company’s Customer. “Company’s Customer” is any person or entity for whom sales revenues were initially developed or initiated by the Company during the term of this Agreement.

8.00  Documentation RE: Customer Determination & Matter of Customer Lists  (Most of this is redundant from Section 1.03 The Parties hereto further agree that each party shall retain full and unrestricted ownership of all information relating to the customers identified on any list provided to the other party under this Agreement.

9.00 Term and Termination.  The term Agreement commences upon execution by both Parties and continues for a period of one (1) year thereafter and the Parties hereto agree that this Agreement shall automatically continue in force after the one year period for successive one year renewal terms subject to the right of either party to terminate the Agreement upon sixty (60) days written notice to the other party at the address shown above or at such other address as either party may later identify in writing to the other party as the address for receiving any notice under this Agreement.  For purposes of this Agreement, any notice under this Agreement shall be in writing and shall be delivered by Federal Express (or similar express overnight delivery service), prepaid by the party giving said notice with said notice deemed delivered and received by the other party three (3) calendar days from the date at which said notice is received by Federal Express for delivery to the party to whom it is addressed.

10.00 Territory. The territory agreed upon by this Agreement shall be all of the entire United States of America (including Puerto Rico and the Virgin Islands) and any other possessions, trust territories, or administrative regions administered under the exclusive or joint control of the United States.

11.00 Product Liability Indemnification.  Except for claims, losses, or damages primarily resulting from or arising out of any acts which result or arise out of Marketer’s active negligence or the negligence of Marketer’s Customers, the Company agrees to defend, indemnify and hold harmless Marketer and their affiliates from and against any and all product liability claims, losses, liabilities, judgments, and all costs and expenses, whether brought as express or implied warranty, negligence or strict liability actions, including the cost of defending (which shall include reasonable attorneys’ fees as reasonably determined by the Company in its sole discretion) any proceedings resulting in whole or in part from the manufacture, purchase, sale, storage, transportation, or foreseeable use of the products and services of the Company up to a maximum of  five thousand dollars ($5,000) per claim.

12. 00 Indemnification for Proprietary Right Infringement. Marketer specifically agrees to indemnify and hold the Company harmless from and against any and all claims, actions, demands, damages (whether actual, compensatory, punitive or statutory), losses, liabilities, judgments, and all costs and expenses, including reasonable attorneys’ fees, of whatever nature instituted or brought by or awarded to any person or entity arising in any manner from Marketer’s infringement or alleged infringement of patent, trademark, copyright, design, trade dress, trade secret or other proprietary rights of any third party.

13.00 Insurance. Both Company and Marketer shall obtain and maintain their own product liability insurance in such amounts as reasonably determined by the Company and Marketer, providing protection for the Company and Marketer, with each naming the other additionally insured in the amounts of coverage specified below, protecting the Company and Marketer from any claims, demands, causes of action, losses or damages, including reasonable attorney’s fees, arising in whole or in part from any alleged defect in the products or services  of the Company or the manufacture, purchase, sale, storage, transportation or foreseeable use of the products or services.  The insurance policy for such insurance coverage shall provide that it may not be canceled without at least sixty (60) days prior written notice to the Marketer.  Company further agrees to furnish to the Marketer  and reciprocally, Marketer to the Company within sixty (60) days of the date of this Agreement, or before such other date as may be mutually agreed upon by the parties, an insurance carrier’s certificate naming the Marketer as an additional insured and showing that Company obtained or currently has the requisite insurance coverage, that the policy is in effect, and setting forth the amount of coverage, number of policy and date of expiration and reciprocally, Marketer to the Company.  The Company further agrees that such insurance policy shall provide coverage for personal injuries and property damage arising out of each occurrence in the amount of at least one million dollars ($1,000,000.00), with a general aggregate amount of two million dollars ($2,000,000) and an additional umbrella policy with five million dollars ($5,000,000) of coverage and reciprocally, Marketer to the Company.  If Company fails to furnish said certificate within the time provided by this Section 1300 of this Agreement, The Marketer shall after written notice to Company, have the right to cancel and terminate this Agreement, provided that Company is allowed thirty (30) days to cure any breach of its obligations under this Section 13.00 after receipt of said written notice and reciprocally, Marketer to the Company.

13.05 General Indemnification.  Both Parties agree to indemnify, defend, and hold harmless each other, their successors, assigns, agents, employees, affiliates and representatives, against any and all claims, actions, causes of action, demands, damages (whether actual, compensatory, punitive or statutory), losses, liabilities, judgments, and all costs and expenses, including reasonable attorneys’ fees, of whatever nature instituted or brought by or awarded to any person or entity as a result of a breach of any term or provision of this agreement on the part of a party against whom indemnification is sought.

14.00 Confidentiality.  The Parties each separately acknowledge and agree that they will develop and be exposed to information that is confidential and proprietary to the other.  Such information includes, without limitation, the names and product requirements of certain customers, marketing plans, pricing data, product designs, manufacturing methods and processes, software, other such intangible information, whether developed by Marketer or by the Company with respect to any products discussed by either or both of them or acquired and supplied hereunder (collectively, the “Confidential Information”).  All of the Confidential Information shall be considered “trade secrets” of the originator.   The Parties shall not misappropriate, use, or divulge any of the Confidential Information of the other, used or useful in connection with each company’s business. Each party shall deem the confidential information of the other confidential to the extent not generally known within the trade, agree to make use of such information of the other only in the performance of its respective duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know who in turn will be required to sign a confidentiality agreement with respect to the confidentiality of the other party.

15.00 Licensing and Use of Names and Logos.  The Parties hereto further agree that each holds and shall continue to hold and own all intellectual property rights to the marks and logos held or used by them prior to this Agreement and each  hereby fully gives all consents to the other for the use of said marks (the “Marks”) pursuant to this Agreement, under the following conditions:

(i)	Marketer shall use the Marks only as expressly provided in this Agreement.

(ii)
Marketer agrees that the Company controls the nature and quality (“Standards”) of all the products and services on which the Marks are affixed by the Company, and Marketer shall not use the Marks in any manner, including on any products to which the Company objects as not meeting the standards established by the Parties hereto by subsequent written agreement.

(iii)
The Company has reviewed and approved the products and services (as they currently exist and as they exist, from time to time, in the future) and shall not object to the use of the Marks by Marketer as long as the current standards of the Company are maintained and this Agreement is in full force and effect.

(iv)
The Company shall have the right to, from time to time, inspect the products and services to ensure that the standards established by the Parties hereto are maintained and promptly notify Marketer in writing if the Company determines that said standards are not being met.  Marketer shall thereafter discontinue its use of the Marks until it demonstrates to the Company’s satisfaction that it is in compliance with said standards. The parties will thereafter resolve it for their mutual benefit.

(v)	The license granted herein will terminate contemporaneously with the termination of this Agreement. Marketer shall thereafter forever discontinue its use of the Marks.

(vi)	Marketer shall not intentionally promote or advertise its relationship with the Company or suggest that the Company endorses Marketer’s products or services without the Company’s written permission.

16.00  Assignment.  Marketer shall not assign, delegate or subcontract any of its rights or obligations under this Agreement except with the prior written consent of the Company.  Any purported assignment, delegation, or subcontracting without such consent shall be null and void and a breach of this Agreement.  In the event of any assignment, delegation, or subcontracting with such consent, Marketer shall remain liable for performance of all of its obligations under this Agreement.

17.00 Notices.  Unless otherwise provided by this Agreement, all notices permitted or required hereunder shall be in writing and shall be deemed delivered and received when personally delivered or two (2) business days after being sent by certified United States mail, with return receipt requested, or one (1) day after being sent by Federal Express or equivalent overnight delivery service, to the parties at the following addresses or to such other address as the parties may from time to time designate in writing to the address shown on the first page of this Agreement (of the party to whom notice is to be given).

18.00  Further Assurance.  Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

19.00 Successors.  The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

20.00  Independent Counsel.  Each of the parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel.  Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

21.00 Integration.  This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten.  Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

22.00  Attorneys Fees.  In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

23.00 Interpretation.  Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

24.00  Captions.  The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

25.00  Severance.  If any provision of  this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

26.00  Counterparts.  This Agreement may be executed in any number of counterparts.

27.00 Expenses Associated With This Agreement.  Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

28.00 Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California applying the laws of the State of California as if this Agreement were fully executed and performed solely within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 22.00 Above).  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement at the date first written above.

FOR COMPANY:

/s/ David R. Koos
By: ____________________________
David R. Koos, President & Chief Executive Officer

FOR MARKETER:

/s/ Matthew Schissler
By:__________________________
Matthew Schissler, Chief Executive Officer

[Signature Page to Marketing Services Agreement.]